Filed Pursuant to Rule 424(b)(3)
File No. 333-133269
PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus Dated May 8, 2006)
CYTRX CORPORATION
Common Stock
Warrants
     This Prospectus Supplement supplements our Prospectus dated May 8, 2006. This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in our Prospectus.
Selling Securityholders
     The table beginning on page 23 in the Prospectus titled “Selling Securityholders” is amended by this Prospectus Supplement to reflect that on November 5, 2007, Nite Capital, L.P. transferred a warrant for the purchase of 186,330 shares of our common stock registered by this Prospectus to Fort Mason Master, L.P. and a warrant for the purchase of 12,083 shares of our common stock registered by this Prospectus to Fort Mason Partners, L.P. The beneficial ownership information for the selling securityholders listed below is as of March 4, 2008.

						Beneficial Ownership
	Beneficial Ownership Before Offering(1)					After Offering (1)(3)
				Number of
	Number of			Shares Being		Number
	Shares		Percent (2)	Offered		of Shares	Percent (2)
Fort Mason Master, L.P.	377,205	(4)	*	186,330	(4)	190,875	*
Fort Mason Partners, L.P.	24,461	(5)	*	12,083	(5)	12,378	*

Less than one percent. *

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

(2)	Included as outstanding for this purpose are 90,316,551 shares outstanding on March 3, 2008, plus, in the case of each of the selling securityholder, the shares issuable upon exercise of the options or warrants held by such selling securityholder (but not including shares issuable upon exercise or conversion of any other options, warrants or other securities held by any other person).

(3)	Assumes that all shares and warrants included in this prospectus will be sold by the selling securityholder.

(4)	Represents 377,205 shares of our common stock issuable upon exercise of warrants, which includes 186,330 shares of our common stock issuable upon exercise of warrants included in this prospectus. The shares listed herein are owned by Fort Mason Master, L.P. (“Fort Mason Master”). Fort Mason Capital, LLC serves as the general partner of Fort Mason Master and, in such capacity, exercises sole voting and investment authority with respect to such shares. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.

(5)	Represents 24,461 shares of our common stock issuable upon exercise of warrants, which includes 12,083 shares of our common stock issuable upon exercise of warrants included in this prospectus. The shares listed herein are owned by Fort Mason Partners, L.P. (“Fort Mason Partners”). Fort Mason Capital, LLC serves as the general partner of Fort Mason Partners and, in such capacity, exercises sole voting and investment authority with respect to such shares. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.
* * * * *
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is March 5, 2008.
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